Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262207

PROSPECTUS SUPPLEMENT No. 2
(to prospectus dated May 5, 2022)

Vertical Aerospace Ltd.

242,424,783 ORDINARY SHARES

4,000,000 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus contained in our Post-effective Amendment No. 1 to our Registration Statement on Form F-1 (Registration Statement No. 333-262207), effective as of May 5, 2022 (as supplemented or amended from time to time, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on July 19, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and public warrants are listed on the New York Stock Exchange (“NYSE”) under the symbol “EVTL.” On July 18, 2022, the last reported sale price of our ordinary shares as reported on the NYSE was $5.19 per share. Our public warrants are listed on the NYSE under the symbol “EVTLW.” On July 18, 2022, the last reported sale price of our public warrants as reported on NYSE was $0.42 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2022

Commission File Number: 001-41169

Vertical Aerospace Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Unit 1 Camwal Court, Chapel Street

Bristol BS2 0UW

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

Director Appointment

On July 18, 2022, upon recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Vertical Aerospace Ltd. (the “Company”), the Board appointed Michael Flewitt to serve as a director of the Company, effective immediately.

Mr. Flewitt is an experienced leader in the world of automotive innovation and manufacturing. Mr. Flewitt served as the CEO of McLaren Automotive for eight years until October 2021 and was instrumental in driving McLaren Automotive’s growth to become one of the world’s leading luxury supercar brands. Prior to joining McLaren, Mr. Flewitt spent nine years at Ford as both Vice President, Manufacturing, Ford Europe, and Corporate Officer, Ford Motor Company. Before joining Ford, he held senior manufacturing and operations roles at TWR Group Limited, AutoNova AB (Volvo) and Rolls-Royce and Bentley Motor Cars Limited. Mr. Flewitt is an alumnus of Salford University having qualified in Manufacturing and Mechanical Engineering in 1987, completed a post-graduate qualification in Management and Project Management in 1996 and received an Honorary Doctorate from the institution in 2017.

On July 19, 2022, the Company issued a press release announcing Mr. Flewitt’s appointment, a copy of which is furnished herewith as Exhibit 99.1 to this Report on Form 6-K.

Committee Changes

On July 18, 2022, upon recommendation of the Nominating Committee, the Board appointed Michael Flewitt as a member of the Audit Committee of the Board and as a member of the Certification Committee of the Board.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Vertical Aerospace Ltd. dated July 19, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Aerospace Ltd.

Date: July 19, 2022	By:	/s/ Vincent Casey
Vincent Casey
Chief Financial Officer

Exhibit 99.1

Vertical Announces Appointment of Former McLaren Automotive CEO Mike Flewitt to its Board • Flewitt brings deep industrial and manufacturing expertise to the Vertical Aerospace Board • Follows news of industry-first pre-delivery payment commitment from American Airlines and further conditional pre-orders of Vertical’s VX4 from FLYINGGROUP London, UK & New York, USA – 19 July 2022 Vertical Aerospace (Vertical) [NYSE: EVTL], a global aerospace and technology company that is pioneering zero emissions aviation, today announces the appointment of former McLaren Automotive CEO, Mike Flewitt, to the Board of Directors (the “Vertical Board”). An experienced leader in the world of automotive innovation and manufacturing, Mike further strengthens Vertical’s leadership team which draws from industry experts in aviation, automotive and technology sectors. Mike will join the Board’s Audit and Certification Committees. Mike is joining the Vertical Board having stepped down from McLaren Automotive in October 2021 after eight years leading the group. Mike was instrumental in driving McLaren Automotive’s growth to become one of the world’s leading luxury supercar brands. Prior to joining McLaren, Mike spent nine years at Ford as both Vice President, Manufacturing, Ford Europe, and Corporate Officer, Ford Motor Company. Before joining Ford, he held senior manufacturing and operations roles at TWR Group Limited, AutoNova AB (Volvo) and Rolls-Royce and Bentley Motor Cars Limited. He is an alumnus of Salford University having qualified in Manufacturing and Mechanical Engineering in 1987, completed a post-graduate qualification in Management and Project Management in 1996 and received an Honorary Doctorate from the institution in 2017. Today’s announcement, during Farnborough International Airshow, follows a series of new Vertical announcements and partnerships. Recent announcements include American Airlines confirming delivery slots and the commitment of associated pre-delivery payments, as well as 50 conditional pre-orders from FLYINGGROUP, taking Vertical’s industry-leading pre-order book by value to more 1,400 VX4s amounting Press Release 19 July 2022 1 to approximately $5.6bn in revenue. This is in addition to partnerships with Babcock International for the exploration of applications of the VX4 within Emergency Medical Services (EMS), and a strategic partnership with Molicel as its battery provider. Domhnal Slattery, Chairman, Vertical added: “I am delighted to welcome Mike to the Board, and I look forward to working alongside him. His experience across the automotive industry will be critical to the next phases of our journey, playing a key role in enabling the commercialisation of our revolutionary VX4 aircraft.” Stephen Fitzpatrick, Founder & CEO, Vertical, said “Mike is a fantastic appointment for Vertical; he knows how to build and grow highly complex and technical businesses having worked in both the high-volume and the super-luxury segments of automotive. He will be invaluable to the business as we continue our journey to make zero emissions aviation a reality.” Michael Flewitt, Non-Executive Director, said: “It is an exciting time to join Vertical Aerospace.Vertical is at the forefront of innovation in the aviation industry, and I am delighted to have the opportunity to work alongside the team in their efforts to grow, progress, and lead the change in zero emissions flight. Stephen has assembled a passionate and talented team and I look forward to playing a part towards this continued success.” Vertical Board Following the appointment, the Vertical Board will comprise: Dómhnal Slattery as Non-Executive Chairman; Independent Non-Executive Directors Kathy Cassidy, Gur Kimchi and Mike Flewitt; Non-Executive Director Marcus Waley-Cohen; and Executive Directors Stephen Fitzpatrick (Founder & CEO), Harry Holt (Deputy CEO), Vincent Casey (CFO) and Michael Cervenka (President). About Vertical Aerospace Vertical Aerospace is pioneering electric aviation. The company was founded in 2016 by Stephen Fitzpatrick, an established entrepreneur best known as the founder of the Ovo Group, a leading energy and technology group and Europe’s largest independent energy retailer. Over the past five years, Vertical has focused on building the most experienced and senior team in the eVTOL industry, who have over 1,700 combined years of engineering experience, and have certified and supported over 30 different civil and military aircraft and propulsion systems. Vertical’s top-tier partner ecosystem is expected to de-risk operational execution and its pathway to certification allows for a lean cost structure and enables production at scale. Vertical has a market-leading pre-order book by value for more than 1,400 aircraft from global customers creating multiple potential near term and actionable routes to market. Customers include American Airlines, Virgin Atlantic, Avolon, Bristow, Marubeni, Iberojet and FLYINGGROUP, as well as Japan Airlines (JAL), Gol, Air Greenland, Gozen Holding and AirAsia, through Avolon’s VX4 placements. Vertical’s ordinary shares and warrants commenced trading on the NYSE in December 2021 under the tickers “EVTL” and “EVTLW,” respectively. About the VX4 eVTOL Aircraft The piloted zero operating emissions four-passenger VX4, is projected to be capable of travelling distances over 100 miles, achieving top speeds of up to 200mph, while producing minimal noise and has a low cost per passenger mile. The VX4 is expected to open up advanced air mobility to a whole new range of passengers and transform how we travel. Find out more: vertical-aerospace.com Press Release 19 July 2022 2

For more information: Vertical Media Kit Available here Vertical Aerospace Harry Roxburgh nepeanverticalteam@nepean.co.uk +44 7814 372 664 Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the certification and the commercialization of the VX4 and related timelines, the differential strategy compared to its peer group, and the transition towards a net-zero emissions economy, expected financial performance and operational performance for the fiscal year ending December 31, 2022, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate,” “will,” “aim,” “potential,” “continue,” “are likely to” and similar statements of a future or forward-looking nature. Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation: Vertical’s limited operating history without manufactured non-prototype aircraft or completed eVTOL aircraft customer order; Vertical’s history of losses and the expectation to incur significant expenses and continuing losses for the foreseeable future; the market for eVTOL aircraft being in a relatively early stage; the potential inability of Vertical to produce or launch aircraft in the volumes and on timelines projected; the potential inability of Vertical to obtain the necessary certifications on the timelines projected; any accidents or incidents involving eVTOL aircraft could harm Vertical’s business; Vertical’s dependence on partners and suppliers for the components in its aircraft and for operational needs; the potential that certain of Vertical’s strategic partnerships may not materialize into long-term partnership arrangements; pre-orders Vertical has received for its aircraft are conditional and may be terminated at any time in writing prior to certain specified dates; any potential failure by Vertical to effectively manage its growth; the impact of COVID-19 on Vertical’s business; Vertical has identified material weaknesses in its internal controls over financial reporting and may be unable to remediate the material weaknesses; Vertical’s dependence on our senior management team and other highly skilled personnel; as a foreign private issuer Vertical follows certain home country corporate governance rules, is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”) on April 29, 2022, as such factors may be updated from time to time in Vertical’s other filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. Vertical disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law. Vertical Investors Eduardo Royes investors@vertical-aerospace.com + 1 646 200 8871 Press Release 19 July 2022 3